Exhibit 5.1

June 12, 2014

Evercore Partners Inc.

55 East 52nd Street

38th Floor

New York, New York 10055

Ladies and Gentlemen:

We have acted as counsel to Evercore Partners Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to shares of Class A common stock, par value $0.01 per share (the “Class A Common Stock”), of the Company (the “Shares”) that may be offered and sold by the Company and/or certain selling stockholders from time to time, including 42,628 shares of Class A Common Stock (the “Identified Shares”) that may be offered and sold by the selling stockholders identified in the prospectus contained in the Registration Statement (the “Prospectus”). The Shares may be issued, sold or delivered, as the case may be, from time to time as set forth in the Registration Statement, any amendment thereto, the Prospectus and supplements to the Prospectus and pursuant to Rule 415 under the Securities Act.

We have examined the Registration Statement. We also have examined the originals, or duplicates, or certified or conformed copies, of such records, agreements, documents and other

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instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that (i) the Board of Directors of the Company or a duly constituted and acting committee of such Board of Directors has taken or will take all necessary corporate action to authorize and approve the issuance of the Shares (other than the Identified Shares) and (ii) the Shares (other than the Identified Shares) have been or will be duly issued and delivered upon payment therefor in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board of Directors of the Company or a duly constituted and acting committee of such Board of Directors.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares outstanding on the date of this opinion are validly issued, fully paid and nonassessable and the Shares issued after the date of this opinion will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

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We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/S/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP